UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

(Date of Report: Date of earliest event reported)

March 9, 2006

McKENZIE BAY INTERNATIONAL, LTD.
(Exact name of registrant as specified in its charter)

                       Delaware                   000-49690                           51-0386871

(State or other jurisdiction Incorporated)  (Commission File No.)    (I.R.S Employer Identification No.)

37899 Twelve Mile Road, Ste. 300, Farmington Hills, MI 48331        48331

                       (Address of principal executive offices)                          (Zip Code)

Registrant's telephone number, including area code:

(248) 489-1961

_________________________________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

At its annual meeting held March 9, 2006 in Romulus, Michigan, shareholders of McKenzie Bay International, Ltd. reelected its current Board of Directors and approved an amendment to its Certificate of Incorporation increasing the number of shares the Company is authorized to issue from 75,000,000 shares at $0.001 par value to 150,000,000 shares at $0.001 par value.

Management has determined that the Company’s marketing must target areas of the country where the cost of power is at least 0.125 per kWh and where there are Class 3 wind speeds, or better (14.3 – 15.7 mph).  Such areas include parts of Michigan’s Upper Peninsula, the Northeast coast of the United States, California, Hawaii, parts of Canada and Alaska.  Management’s goals are the installation of 55 turbines in 2006, and cumulative numbers of 295 in 2007, 717 in 2008, 1363 in 2009 and 2263 in 2010.  Meeting these goals could result in annual gross revenues of $29MM in 2006, $122MM in 2007, $216MM in 2008, $326MM in 2990 and $458MM in 2010.  Unless, however,  the Company is successful in installing three or more of the units, there is no way to realistically gauge the acceptance of the unit in the market, if any.  The Company estimates that annual installations of approximately 60 units will be necessary for the company to reach the “break even” point. Unless the Company is successful in raising an additional $10 million to fund ongoing operations and the first 8 – 10 installations, and is successful in obtaining financing for its units thereafter, the Company will not be financially able to install a meaningful number of units.  In addition, there can be no assurance that the Company will be able to secure customers for the units.

The Company has continued to work with sales representatives to develop a coordinated sales and marketing strategy in furtherance of its sales program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MCKENZIE BAY INTERNATIONAL, LTD.

Date: March 10, 2006

By: /s/Donald C. Harms

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      Donald C. Harms

      Secretary